EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter & Full Year 2019 Financial Results

•	Net sales of $3.1 billion for 2019 and $1.4 billion for the fourth quarter

•	GAAP loss per share of $(1.09) for 2019 and $(0.56) for the fourth quarter

•	Non-GAAP EPS, adjusting for litigation losses, of $1.48 for 2019

•	Cash, restricted cash, and marketable securities of $2.3 billion; net cash of $1.8 billion

•	6.1 GWDC of 2019 net bookings; 0.7 GWDC of 2020 YTD net bookings

TEMPE, Ariz., February 20, 2020 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the fourth quarter and year ended December 31, 2019. Net sales for the fourth quarter were $1.4 billion, an increase of $0.9 billion from the prior quarter. The increase was primarily a result of project sales in the United States and increased module shipments.

The Company reported a fourth quarter GAAP loss per share of $(0.56), compared to GAAP earnings per share (“EPS”) of $0.29 in the prior quarter, and full year GAAP loss per share of $(1.09). On a non-GAAP basis, adjusting for litigation losses and the associated tax effect, the Company reported full year EPS of $1.48.

Cash, restricted cash, and marketable securities at the end of the fourth quarter increased to $2.3 billion from $1.6 billion at the end of the prior quarter. The increase was primarily a result of cash received from project sales in the United States, module sales, and advance payments received for sales of modules prior to the step down of the investment tax credit in the United States.

“Despite our reported loss, I am pleased with the continued execution of our Series 6 roadmap,” said Mark Widmar, CEO of First Solar. “With ongoing improvements in throughput and efficiency across our fleet, strong demand for Series 6, and our pipeline of contracted shipments as far out as 2023, we are well positioned for the future.”

For a reconciliation of the non-GAAP measure presented above to the most directly comparable measure presented in accordance with generally accepted accounting principles in the United States (“GAAP”), see the table below.

First Solar has scheduled a conference call for today, February 20, 2020 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com.

An audio replay of the conference call will be available through Thursday, February 27, 2020 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States or +1 (416) 621-4642 if you are calling from outside the United States and entering the replay pass code 5717879. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for 90 days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar solutions which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy solutions protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

www.firstsolar.com

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: the transition to Series 6 module manufacturing in 2020; net sales, gross margin, operating expenses, operating income, earnings per share, loss per share, net cash balance, capital expenditures, shipments, bookings, products and our business and financial objectives for 2020. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; the market for renewable energy, including solar energy; our competitive position and other key competitive factors; reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; our ability to execute on our long-term strategic plans; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; interest rate fluctuations and both our and our customers’ ability to secure financing; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the ability of our customers and counterparties to perform under their contracts with us; the satisfaction of conditions precedent in our project sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation, including the opt-out action against us; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to attract and retain key executive officers and associates; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,352,741	$1,403,562
Marketable securities	811,506	1,143,704
Accounts receivable trade, net	475,039	128,282
Accounts receivable, unbilled and retainage	183,473	458,166
Inventories	443,513	387,912
Balance of systems parts	53,583	56,906
Project assets	3,524	37,930
Prepaid expenses and other current assets	276,455	243,061
Total current assets	3,599,834	3,859,523
Property, plant and equipment, net	2,181,149	1,756,211
PV solar power systems, net	476,977	308,640
Project assets	333,596	460,499
Deferred tax assets, net	130,771	77,682
Restricted cash and investments	303,857	318,390
Goodwill	14,462	14,462
Intangible assets, net	64,543	74,162
Inventories	160,646	130,083
Notes receivable, affiliate	—	22,832
Other assets	249,854	98,878
Total assets	$7,515,689	$7,121,362
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$218,081	$233,287
Income taxes payable	17,010	20,885
Accrued expenses	351,260	441,580
Current portion of long-term debt	17,510	5,570
Deferred revenue	323,217	129,755
Accrued litigation	363,000	—
Other current liabilities	28,130	14,380
Total current liabilities	1,318,208	845,457
Accrued solar module collection and recycling liability	137,761	134,442
Long-term debt	454,187	461,221
Other liabilities	508,766	467,839
Total liabilities	2,418,922	1,908,959
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 105,448,921 and 104,885,261 shares issued and outstanding at December 31, 2019 and 2018, respectively	105	105
Additional paid-in capital	2,849,376	2,825,211
Accumulated earnings	2,326,620	2,441,553
Accumulated other comprehensive loss	(79,334)	(54,466)
Total stockholders’ equity	5,096,767	5,212,403
Total liabilities and stockholders’ equity	$7,515,689	$7,121,362

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net sales	$1,399,377	$546,806	$691,241	$3,063,117	$2,244,044
Cost of sales	1,065,822	408,443	592,931	2,513,905	1,851,867
Gross profit	333,555	138,363	98,310	549,212	392,177
Operating expenses:
Selling, general and administrative	55,643	53,542	51,338	205,471	176,857
Research and development	25,427	24,912	21,388	96,611	84,472
Production start-up	7,351	18,605	14,576	45,915	90,735
Litigation loss	363,000	—	—	363,000	—
Total operating expenses	451,421	97,059	87,302	710,997	352,064
Operating (loss) income	(117,866)	41,304	11,008	(161,785)	40,113
Foreign currency (loss) income, net	(816)	1,209	1,908	2,291	(570)
Interest income	9,663	11,454	14,643	48,886	59,788
Interest expense, net	(3,048)	(4,976)	(11,476)	(27,066)	(25,921)
Other income (expense), net	21,873	(3,399)	32,102	17,545	39,737
(Loss) income before taxes and equity in earnings	(90,194)	45,592	48,185	(120,129)	113,147
Income tax benefit (expense)	30,865	(15,035)	4,416	5,480	(3,441)
Equity in earnings, net of tax	(79)	65	(485)	(284)	34,620
Net (loss) income	$(59,408)	$30,622	$52,116	$(114,933)	$144,326

Net (loss) income per share:
Basic	$(0.56)	$0.29	$0.50	$(1.09)	$1.38
Diluted	$(0.56)	$0.29	$0.49	$(1.09)	$1.36
Weighted-average number of shares used in per share calculations:
Basic	105,425	105,397	104,845	105,310	104,745
Diluted	105,425	106,227	105,819	105,310	106,113

www.firstsolar.com

Non-GAAP Financial Measure

In this release, we provide non-GAAP earnings per share for the year ended December 31, 2019. We have included this non-GAAP financial measure to adjust for losses associated with our class action and opt-out legal proceedings and the associated tax effects. We believe non-GAAP earnings per share, when taken together with the corresponding GAAP financial measure, is relevant and useful information to our investors because it provides them with additional information in assessing our financial operating results independent of the litigation loss described below. Our management uses this non-GAAP financial measure in evaluating our operating performance. However, this measure has limitations, including that it excludes the effect of the $350 million that, subject to court approval, we will pay in cash pursuant to the class action settlement and the amount of costs that we may ultimately have to pay in cash to resolve the opt-out action. As of December 31, 2019, we accrued $13 million of estimated losses for the opt-out action, which represents our best estimate of the lower bound of the costs to resolve this case. The ultimate amount of loss may be materially higher. Accordingly, this non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to earnings per share prepared in accordance with GAAP. The following is the reconciliation of earnings per share prepared in accordance with GAAP to non-GAAP earnings per share for the year ended December 31, 2019 (in millions, except per share amounts):

Year Ended December 31, 2019
Net loss	$(114.9)

Litigation loss	363.0
Tax effect of litigation loss	(90.9)
Non-GAAP net income	$157.2

Weighted-average number of shares used for diluted earnings per share	105.3
GAAP loss per share	$(1.09)

Weighted-average number of shares used for diluted earnings per share	106.1
Non-GAAP earnings per share	$1.48

www.firstsolar.com